Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES FOURTH-QUARTER AND YEAR-

END 2005 FINANCIAL RESULTS

Total Revenues Increase 25%;

Company’s MIST Trial Results to be Presented March 13

BOSTON, Mass., March 7, 2006 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks, today announced financial results for the fourth quarter and year ended December 31, 2005.

Fourth-Quarter Results

Fourth-quarter 2005 total revenues increased 25% to approximately $6.3 million compared with approximately $5.0 million for the quarter ended December 31, 2004. Total revenues for the fourth quarter of 2005 and 2004 each included approximately $1.2 million of net royalties. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the fourth quarter of 2005 rose 34% year-over-year to approximately $5.1 million compared with approximately $3.8 million for the fourth quarter of 2004. The growth in implant sales was attributable to a $1.6 million increase in North American sales to approximately $4.4 million from approximately $2.8 million in the fourth quarter of 2004. European implant sales in the fourth quarter of 2005 were approximately $663,000 compared with approximately $1.0 million in the same period in 2004.

For the fourth quarter of 2005, NMT Medical reported a net loss of approximately $2.7 million, or $0.21 per share. This compares with a net loss of approximately $1.1 million, or $0.09 per share, for the comparable period in 2004. Net loss for the fourth quarter of 2004 included income from discontinued operations of approximately $123,000. The higher net loss was primarily attributable to increased research and development investments, ongoing patent infringement litigation against two third parties and higher sales expense associated with the year-over-year increase in product sales.

Comments on the Fourth Quarter

“NMT’s fourth-quarter financial results were slightly ahead of our expectations,” stated President and Chief Executive Officer John E. Ahern. “Fourth-quarter CardioSEAL® and STARFlex® implant sales grew approximately 34%, compared with the fourth quarter of 2004. Our strong North American performance was partially offset by lower European sales for the quarter, which we believe were affected by the increased level of clinical programs. Net royalty income continues to provide a steady source of revenue for the Company.”

“During the fourth quarter, we made significant progress to advance our clinical and regulatory leadership in the emerging PFO (patent foramen ovale)/migraine opportunity,” said Ahern. “With the MIST II (Migraine Intervention with STARFlex® Technology) trial, we became the first company to enroll patients in a PFO/migraine IDE study approved by the U.S. Food and Drug Administration. Based on patient response to our 2005 landmark MIST trial in the UK, we currently expect to complete MIST II enrollment by the end of 2006. In October 2005, NMT presented preliminary MIST trial data at the Transcatheter Cardiovascular Therapeutic (TCT) symposium. The preliminary data indicated that 60% of the patients included in the study had a right to left shunt and 40% had a large shunt, which is six times greater than the general population. This preliminary data is encouraging and we believe supports the PFO/migraine connection. The MIST trial results are scheduled to be presented March 13, 2006 at the 55th Annual Scientific Session of the American College of Cardiology (ACC) and April 4, 2006 at the American Academy of Neurology (AAN) meeting.”

“We announced in November that we completed enrollment in our BEST (BioSTAR™ Evaluation STudy) trial in the UK earlier than expected,” Ahern continued. “BioSTAR™ represents the first in a generation of biological septal closure technologies being developed by NMT Medical. BioSTAR™ incorporates a bioabsorbable collagen matrix that is replaced over time by the patient’s native tissue. Preliminary data from the BEST study was also presented at TCT and suggests a more rapid, complete and natural sealing of septal defects like PFO compared to current methods.”

“We continue to extend our competitive advantage through ongoing research and development activities,” said Ahern. “A Phase I grant recently received from the National Institutes of Health (NIH) has enhanced our biological closure research initiatives. Under the NIH grant, we have initiated preclinical evaluation of our new bioabsorbable, biosynthetic PFO closure technology—BioTREK™. We are excited about the potential of BioTREK™ and believe the biomaterials used in both our proprietary BioSTAR™ and BioTREK™ implant technologies may provide clinicians with a more effective treatment for patients who have the PFO defect.”

Vice President and Chief Financial Officer Richard E. Davis said, “Our focus is to maintain our leadership position in the PFO market. During the quarter we funded our five PFO-closure related trials and ongoing product development programs while carefully managing operating costs and inventory. The success of our initiatives was reflected in our fourth-quarter results as we exceeded our earlier guidance for both product sales and year-end cash. We ended 2005 with approximately $31.5 million in total cash and marketable securities compared to approximately $33.4 million at the end of the third quarter and approximately $35.4 million at the end of 2004.”

Full-Year Results

Total revenues for the year ended December 31, 2005 were approximately $23.9 million compared with approximately $21.5 million for the year ended December 31, 2004. Full-year 2005 revenues included approximately $4.6 million of net royalties, compared with approximately $4.2 million in 2004. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for 2005 rose 13% to approximately $19.3 million from approximately $17.1 million in 2004. Full-year 2005 implant sales in North America were approximately $16.1 million compared with approximately $13.6 million in 2004. Full-year 2005 European implant sales were approximately $3.2 million compared with approximately $3.5 million in 2004.

Net loss for the year ended December 31, 2005 was approximately $7.8 million, or $0.63 per share. This compares with a net loss of approximately $1.9 million, or $0.16 per share, for the year ended December 31, 2004. Net loss for 2005 included approximately $91,000 of income from discontinued operations, representing a settlement of a French tax claim associated with the Company’s former neurosciences business unit. Net loss for 2004 included income of approximately $123,000 from discontinued operations, representing a partial recovery of a prior-year judgment against NMT. The year-over-year increase in net loss was primarily attributable to increased investments in NMT’s PFO-closure related trials and product development.

Business Outlook

Ahern said, “Clinical research continues to suggest there is an association between the PFO defect and the possibility for greater risk of migraine headaches, recurrent stroke and transient ischemic attacks (TIA). MIST data results are scheduled to be featured at the Late-Breaking Clinical Trials Sessions of the ACC and AAN. We currently expect to complete MIST II enrollment and anticipate receiving CE Mark approval for our BioSTAR™ implant by the end of 2006. We remain committed to being the first company to provide migraine and stroke patients with a proven, safe and effective PFO-related treatment option.”

Davis concluded, “We currently expect an 18%-20% increase in product sales in the first quarter of 2006 when compared with the first quarter of 2005. During the year, we plan to accelerate spending for our ongoing clinical trials and investments in next generation PFO closure technologies. We believe we have the available financial resources to meet the needs of our working capital, financing and capital expenditure requirements. As a result, we currently anticipate ending 2006 with $13 million to $15 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the full-year 2006. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (866) 323-7221 or (706) 643-0228

(Conference ID: 5156413). For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks through minimally invasive, catheter-based procedures. NMT Medical is investigating the potential connection between a common cardiac defect called a PFO and brain attacks such as migraine headaches, stroke and TIAs. A PFO can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 20,000 PFOs have been closed globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and 500,000 Americans experience a TIA.

The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit http://www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST, MIST II, MIST III, BEST and CLOSURE I trials, as well as its BioSTAR™ and BioTREK™ programs, the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad, the Company’s investment in product development, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, Quarterly Report on Form 10-Q for the period ended September 30, 2005, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At December 31, 2005	At December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$10,390,139	$9,338,208
Marketable securities	21,116,346	24,919,460
Restricted cash	—	1,122,200
Accounts receivable, net	2,846,684	1,776,605
Inventories	1,726,300	2,523,062
Prepaid expenses and other current assets	3,605,540	2,864,600

Total current assets	39,685,009	42,544,135
Property and equipment, net	804,769	790,361
Other assets	—	29,263

	$40,489,778	$43,363,759

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,654,399	$1,682,272
Accrued expenses	6,515,809	4,309,586
Discontinued operations liabilities	—	500,000

Total current liabilities	9,170,208	6,491,858

Stockholders' equity:
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value Authorized—30,000,000 shares Issued—12,635,832 and 12,176,183 shares in 2005 and 2004, respectively	12,636	12,176
Additional paid-in capital	48,232,778	46,093,075
Less treasury stock—40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	(52,834)	(152,596)
Accumulated deficit	(16,753,410)	(8,961,154)

Total stockholders' equity	31,319,570	36,871,901

	$40,489,778	$43,363,759

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Product sales	$5,098,335	$3,794,578	$19,313,103	$17,278,760
Net royalty income	1,154,757	1,224,250	4,603,058	4,181,264

	6,253,092	5,018,828	23,916,161	21,460,024

Expenses:
Cost of product sales	1,420,579	1,085,611	5,469,722	4,513,764
Research and development	4,356,846	2,869,773	15,383,768	9,004,421
General and administrative	1,577,716	1,367,284	5,344,623	5,064,493
Selling and marketing	1,811,684	1,213,464	6,340,085	5,542,083

Total costs and expenses	9,166,825	6,536,132	32,538,198	24,124,761

Loss from operations	(2,913,733)	(1,517,304)	(8,622,037)	(2,664,737)

Other Income (Expense):
Interest income, net	269,242	151,922	861,481	540,614
Foreign currency transaction (loss) gain	(21,483)	99,438	(122,387)	92,047

Total other income, net	247,759	251,360	739,094	632,661

Loss from continuing operations	(2,665,974)	(1,265,944)	(7,882,943)	(2,032,076)

Income from discontinued operations	—	122,639	90,687	122,639

Net loss	$(2,665,974)	$(1,143,305)	$(7,792,256)	$(1,909,437)

Net (loss) income per common share:
Continuing operations	$(0.21)	$(0.10)	$(0.64)	$(0.17)
Discontinued operations	—	0.01	0.01	0.01

Net loss	$(0.21)	$(0.09)	$(0.63)	$(0.16)

Weighted average common shares outstanding:
Basic and Diluted	12,502,666	12,116,764	12,332,001	12,031,434